As filed with the Securities and Exchange Commission on June 1, 2021

Registration 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

GLORY STAR NEW MEDIA GROUP HOLDINGS LIMITED

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	7374	Not Applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

22F, Block B, Xinhua Technology Building

No. 8 Tuofangying South Road,

Jiuxianqiao, Chaoyang District, Beijing, China

Tel: +(86) 10-87700500

(Address and telephone number of Registrant’s principal executive offices)

COGENCY GLOBAL INC.

122 East 42nd Street, 18th Floor

New York, NY 10168

Tel: 212-947-7200

(Name, address and telephone number of agent for service)

Copy to:

John P. Yung, Esq.

Lewis Brisbois Bisgaard & Smith LLP

333 Bush Street, Suite 1100

San Francisco, CA 94104

Telephone: (415) 362-2580

Facsimile: (415) 434-0882

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per ordinary shares(2)	Aggregate maximum offering price(2)	Amount of registration fee(2)
Ordinary shares, par value $0.0001 per share	56,810,652	$3.60	$204,518,347.20	$22,312.95
Total

(1)	Represents ordinary shares, par value $0.0001 per share, which may be sold by the selling shareholders named in this registration statement. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of ordinary shares as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar events.
(2)	Calculated pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of computing the amount of the registration fee, on the basis of the average of the high and low prices of the registrant’s ordinary shares quoted on The Nasdaq Capital Market on May 27, 2021, which date is within five business days prior to filing this registration statement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 1, 2021

PROSPECTUS

GLORY STAR NEW MEDIA GROUP HOLDINGS LIMITED

(incorporated in the Cayman Islands with limited liability)

56,810,652

Ordinary Shares

Pursuant to this prospectus, the selling shareholders identified herein are offering on a resale basis an aggregate of 56,810,652 ordinary shares. We will not receive any of the proceeds from the sale by the selling shareholders of the ordinary shares.

The selling shareholders may sell or otherwise dispose of the ordinary shares covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling shareholders may sell or otherwise dispose of the ordinary shares covered by this prospectus in the section entitled “Plan of Distribution” on page 27. Discounts, concessions, commissions and similar selling expenses attributable to the sale of ordinary shares covered by this prospectus will be borne by the selling shareholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the ordinary shares with the Securities and Exchange Commission (“SEC”).

Our ordinary shares are listed on the NASDAQ Capital Market under the symbol “GSMG.” On June 1, 2021, the last reported sale price of our ordinary share was $3.63 per share.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” CONTAINED ON PAGE 11 HEREIN AND IN OUR ANNUAL REPORT ON FORM 20-F FOR THE YEAR ENDED DECEMBER 31, 2020, AS AMENDED, AS WELL AS OUR SUBSEQUENTLY FILED PERIODIC AND CURRENT REPORTS, WHICH WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION AND ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY BEFORE YOU MAKE YOUR INVESTMENT DECISION.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June __, 2021.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). These statements relate to future events concerning our business and to our future revenues, operating results and financial condition. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “forecast,” “predict,” “propose,” “potential” or “continue,” or the negative of those terms or other comparable terminology.

Any forward looking statements contained in this prospectus are only estimates or predictions of future events based on information currently available to our management and management’s current beliefs about the potential outcome of future events. Whether these future events will occur as management anticipates, whether we will achieve our business objectives, and whether our revenues, operating results or financial condition will improve in future periods are subject to numerous risks. There are a number of important factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements. These important factors include those that we discuss under the heading “Risk Factors” and in other sections of our Annual Report on Form 20-F for the year ended December 31, 2020 (“2020 Form 20-F”), as filed with the Securities and Exchange Commission (SEC) on March 29, 2021, and as amended on June 1, 2021, as well as in our other reports filed from time to time with the SEC that are incorporated by reference into this prospectus. You should read these factors and the other cautionary statements made in this prospectus and in the documents we incorporate by reference into this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus or the documents we incorporate by reference into this prospectus. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 that we filed with the SEC using a continuous offering process.

You should read this prospectus and the information and documents incorporated by reference carefully. Such documents contain important information you should consider when making your investment decision. See “Where You Can Find Additional Information” and “Incorporation of Information by Reference” in this prospectus.

You should rely only on the information provided in this prospectus or documents incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. This prospectus covers offers and sales of our ordinary shares only in jurisdictions in which such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our ordinary shares. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

You should rely only on the information we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus.

Our consolidated financial statements that are incorporated by reference into this prospectus supplement and the accompanying prospectus have been prepared in accordance with U.S. GAAP.

In this prospectus, unless otherwise indicated or unless the context otherwise requires, references to:

●	“we,” “us,” “our,” or the “Company,” means the combined business of GS Holdings and the Glory Star Group;

●	“Memorandum and Articles of Association” means GS Holdings Second Amended and Restated Memorandum and Articles of Association, as further amended and in effect on the date hereof;

●	“Business Combination” means the acquisition of Glory Star by TKK pursuant to the terms of the Share Exchange Agreement;

●	“Cayman Islands Companies Act” means the Cayman Islands Companies Act (As Revised), as amended;

●	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

●	“GS Holdings” means Glory Star New Media Group Holdings Limited, a Cayman Islands exempted company;

●	“Glory Star Group” means Glory Star together with our consolidated subsidiaries and VIEs;

●	“Glory Star” means Glory Star New Media Group Limited, a Cayman Islands exempted company;

●	“Horgos” means Horgos Glory Star Media Co., Ltd., a limited liability company incorporated in the PRC;

●	“IPO” means TKK’s initial public offering of Units at $10.00 per Unit which closed in August 2018;

●	“Nasdaq” means the Nasdaq Capital Market;

●	“PRC” means the People’s Republic of China;

●	“Purchaser Representative” means TKK Symphony Sponsor 1, a Cayman Islands exempted company, as representative of the Purchaser;

●	“RMB” refers to Renminbi, the lawful currency of China;

●	“SEC” means the United States Securities and Exchange Commission;

●	“Securities Act” means the United States Securities Act of 1933, as amended;

●	“Seller Representative” means Bing Zhang, as representative of the Sellers;

●	“Sellers” means the shareholders of Glory Star;

●	“Share Exchange Agreement” means the Share Exchange Agreement, dated as of September 6, 2019, as may be amended from time to time, by and among TKK, Glory Star, WFOE, Xing Cui Can, Horgos, each of the Sellers, the Purchaser Representative, and the Seller Representative.

●	“Sponsor” means TKK Symphony Sponsor 1, a Cayman Islands exempted company;

●	“TKK” means our predecessor TKK Symphony Acquisition Corporation;

●	“VIE Contracts” means certain documents executed by the VIEs, the WFOE, the shareholders of the VIEs and certain other parties thereto as necessary to implement certain contractual arrangements in the PRC, which allow the WFOE to (i) exercise effective control over the VIEs and their subsidiaries, (ii) receive substantially all of the economic benefit of the VIEs and their subsidiaries; and (iii) have an exclusive option to purchase all or part of the equity interests in the VIEs when and to the extent permitted by PRC law;

●	“Units” means the units issued in TKK’s IPO; each Unit comprised of one ordinary share, one warrant and one right (whether they were purchased in the IPO or thereafter in the open market);

●	“VIEs” means Xing Cui Can and Horgos, our variable interest entities;

●	“WFOE” means Glory Star New Media (Beijing) Technology Co., Ltd., a wholly foreign-owned enterprise limited liability company and indirectly wholly-owned by Glory Star; and

●	“Xing Cui Can” means Xing Cui Can International Media (Beijing) Co., Ltd., a limited liability company incorporated in the PRC.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or in documents incorporated by reference. This summary does not contain all of the information that you should consider before making an investment decision. This prospectus include or incorporate by reference information about this offering, our business and our financial and operating data. You should carefully read the entire prospectus including under the sections titled “Risk Factors” included herein and therein and the documents incorporated by reference into this prospectus supplement the accompanying prospectus, before making an investment decision.

GLORY STAR NEW MEDIA GROUP HOLDINGS LIMITED

Introduction

On February 14, 2020, our predecessor, TKK, consummated a Business Combination contemplated by the Share Exchange Agreement dated as of September 6, 2019, as amended (“Share Exchange Agreement”), by and among TKK, Glory Star New Media Group Limited, a Cayman Islands exempted company (“Glory Star”), Glory Star New Media (Beijing) Technology Co., Ltd., a wholly foreign-owned enterprise limited liability company (“WFOE”) incorporated in the People’s Republic of China (“PRC”) and indirectly wholly-owned by Glory Star, Xing Cui Can, Horgos, each of Glory Star’s shareholders (collectively, the “Sellers”), TKK Symphony Sponsor 1, TKK’s sponsor (the “Sponsor”), in the capacity as the representative from and after the closing of the Business Combination for TKK’s shareholders other than the Sellers, and Bing Zhang, in the capacity as the representative for the Sellers thereunder, pursuant to which Glory Star New Media Group Holdings Limited (“GS Holdings”) acquired 100% of the equity interests of Glory Star from the Sellers.

Upon the close of the Business Combination, we acquired all of the issued and outstanding securities of Glory Star in exchange for approximately 46,204,025 of our ordinary shares, which includes 5,000,000 ordinary shares that were issued to the former shareholders of Glory Star because certain financial performance targets were attained for the 2019 fiscal year. In addition, the former shareholders of Glory Star will have the right receive an additional 5,000,000 of our ordinary shares because we met certain financial performance targets for the 2020 fiscal year.

As a result of the Business Combination, Sellers became the controlling shareholders of the Company. The Business Combination was accounted for as a reverse merger, wherein Glory Star is considered the acquirer for accounting and financial reporting purposes.

Overview

We provide advertisement and content production services and operate a leading mobile and online digital advertising, media and entertainment business in China. Major production from us include short videos, online variety show, online drama, living stream and Cheers series. After launching our CHEERS App in 2018, we are fast becoming one of the leading e-commerce platforms in China by allowing our users to access our online store (e-Mall), video content, live streaming, and online games. We focus on creating original professionally-produced content featuring lifestyle, culture and fashion to monetize our advertising and e-commerce platform. We mainly offer and generate revenue from the copyright licensing of self-produced content, advertising and customized content production and CHEERS e-Mall marketplace service, membership fees, and others. We intend to capitalize on the immense growth potential of China’s live streaming and e-commerce markets while cultivating new, innovative monetization opportunities.

Our mobile and online advertising business is still growing and is becoming a substantial source of our revenue. We plan on further expanding the development and promotion of our mobile and online business especially with our CHEERS e-Mall that was launched in 2019.

Key Metrics

We monitor the following key metrics to evaluate the growth of our business, measure the effectiveness of our marketing efforts, identify trends affecting our business, and make strategic decisions:

●

CHEERS App Downloads. We define this metric as the total number of downloads of the CHEERS App as of the end of the period. Because we have expanded into e-commerce through our CHEERS App, we believe that this is a key metric in understanding the growth in this business. The number of downloads demonstrates whether we are successful in our marketing efforts in converting viewers of our professionally-produced content on other platforms to the CHEERS App. We view the number of downloads at the end of a given period as a key indicator of the attractiveness and usability of our CHEERS App and the increased traffic to our e-Mall platform. As of December 31, 2020, the total number of downloads of the CHEERS App was approximately 169 million as compared to 85 million as of December 31, 2019. We believe that this increase in downloads demonstrates the success that we have in converting viewers of our content to the CHEERS App.

●

Daily Active Users (DAUs). We define daily active users, or DAUs, as a user who has logged in or accessed our online video content and/or our e-commerce platform using the CHEERS App, whether on a mobile phone or tablet. We calculate DAUs using internal company data based on the activity of the user account and as adjusted to remove “duplicate” accounts. DAU is a tool that our management uses to manage their operations. In particular, our management sets daily targets of DAUs and monitors the DAUs to see whether to make adjustments as to the promotional activities, advertising campaign, and/or online video contents. For the years ended December 31, 2020 and 2019, the average DAUs were 5.37 million and 1.91 million, respectively.

●	Gross Merchandise Value (GMV). We define gross merchandise value, or GMV, as the total value of all orders for products and services placed in our online direct sales business and on our online marketplaces, regardless of whether the goods are sold or delivered or whether the goods are returned. As we grow our e-Mall platform, it is important to monitor the volume of merchandise that we have sold through the e-Mall. By keeping track of the GMV, it allows us to determine the attractiveness of our CHEERS App platform to our merchants and users. For the years ended December 31, 2020 and December 31, 2019, our e-Mall recorded approximately $132.0 million and $19.36 million of GMV, respectively. In addition, as of December 31, 2020, the Company’s e-Mall has carried 24,975 SKUs in total, compared to 13,180 as of December 31, 2019. We believe that the growth in the GMV will be driven significantly with our ability to attract and retain users to the CHEERS App through our professionally-produced content and to further enhance our product offerings.

Our Vision

Our vision is to become a world leading mobile media and entertainment company dedicated to providing people pursuing a better life with an integrative platform of featuring e-commerce and high quality lifestyle entertainment.

Our Business

Established in 2016, we focused on providing advertisement and content production services and becoming a leading mobile and online advertising, media and entertainment business in China by creating professionally-produced content featuring lifestyle, culture and fashion. In 2018, we expanded into e-commerce services by introducing our CHEERS App, which integrated our e-commerce services with professionally-produced content. Primary to our vision, we continue to produce, create and add to our rich library of short videos, drama series, and live streaming, which we own and stream on our mobile app, Internet Protocol Television (IPTV), and online platform, as well as for distributions and licensing to other mediums such as Chinese television stations and third party online streaming platforms throughout China and the world. Leveraging the popularity of our professionally-produced content and distribution networks, we drive viewing audiences to our CHEERS App ecosystem to convert them as users of our online video streaming services and as customers to our e-Mall and online games.

CHEERS APP

The CHEERS App is our core platform serving millions of users in China. Most of the users are attracted to download our mobile app after they watch our professionally-produced content (both long and short videos on various distribution channels) featuring, lifestyle, culture and fashion. Central to our business model, the CHEERS App has been developed into a comprehensive content-driven e-commerce platform in which shoppers can access multiple segments such as online store (e-Mall), live streaming shows, original short videos, and online games. The mobile app users can watch our high-quality video content and shop in our in-app e-Mall. Such a combination has become a prevalent trend in Chinese e-commerce innovation.

The following is a summary of our CHEERS App:

-	E-Mall (Online Store).

Leveraging our brand, large viewing audience, and users of our CHEERS App video app, in April 2019, we launched our e-Mall platform where we offer products to our users through third party merchants that we have screened and approved. We charge third-party merchants on our e-Mall platform a service fee and a commission for the sales of their products.

-	Live Streaming

In June 2018, we launched our first live streaming show called Shopping Genius. We now have four (4) live streaming shows in production, including Shopping Genius, Bargaining Genius, Guessing Game and Unbeatable Lucky Card, each 90-minute segments, where users can interact with each other and the hosts, obtain discount coupons by participating in our real-time online games and quizzes, and make purchases in our e-Mall with these discount coupons. In addition, as requested by some clients, some live streaming shows are customized in order to lead the audience to make purchases in the clients’ online stores and/or in other e-commerce platforms such as JD.com and Taobao.com. We monetize our live streaming shows by promoting products where our subscribers can purchase products through our e-Mall. In addition, our e-commerce suppliers and distributors of our e-Mall have the option to enter separate advertising agreements with us to promote their products in our live streaming shows.

Shopping Genius	This show promotes various products for sale in e-Mall and provides an opportunity for viewers to participate in question and answer games for the discount coupons for the promotional products.

Bargaining Genius	This show promotes various products for sale in e-Mall and allows viewers to compete with each other for discount coupons for the promotional products.

Guessing Game	This is a live game show that allows viewers to win points that go towards discounts for purchase of items in e-Mall.

Unbeatable Lucky Card	This is a live game show that allows viewers to win points that go towards discounts for purchase of items in e-Mall.

-	Online Short Videos

We stream our professionally-produced content on our CHEERS App where we generate advertising revenues from traditional pre-video, in-video, banner advertisements, and pop-up advertisements. We also generate revenues from soft product placements that are incorporated into our original video content. We leverage our deep library of professionally-produced content, large viewing audience base, and big data analytics capabilities to help our advertisers target their specific demographics in China.

-	Online Games

We have developed four (4) online games for our CHEERS App where players can play the games that we have developed in-house. We monetize online games through users’ in-app purchases of gift packages and game privileges.

Series TV Shows

In February 2017, we started production of our series TV shows, which contain six (6) lifestyle shows, including Cheers Food, Cheers Health, Cheers Fashion, Cheers Baby, Cheers Space and Cheers World, each episode is 30 minutes in length. Our series TV shows are unique in the content creation and production, with trending lifestyle updates filmed both in-studio and outdoors. We generate revenues from our series TV shows by licensing to TV stations with exclusive advertising times and charging advertising fees, and by displaying products of our e-Mall. We distribute and promote our series TV shows content on a variety of online video platforms, mobile apps, IPTV and television channels where we generate advertising revenues from traditional pre-video, in-video, and pop-up advertisements. We also generate revenues from soft product placements that are incorporated into our series TV shows. We produce and license our series TV shows for airing on local broadcast, basic cable television networks, and throughout China. Our shows can be seen on satellite stations such as Anhui Satellite Television and Shenzhen Satellite Television, which are year-to-year contracts. The following is a summary of our series TV shows:

Cheers Health	This TV program features and promotes healthy lifestyle.

Cheers Fashion	This TV program features high-end fashion and beauty, and is touted as the fashion bible in the fashion field.

Cheers World	This TV program is China’s only leading short tourism program that brings together the world’s best tourism destinations, sharing travel experiences from unique perspectives of the visitors and the cultural scene of the destinations. It has been fully recommended by the cultural centers or consulates of foreign embassies in China and has close ties and cooperation with embassies in many countries around the world.

Cheers Baby	This TV program is hosted by Cao Ying, who shares the parenting experience of parents in the form of question and answer format, and in-depth interviews. This is one of few programs of this type in China.

Cheers Food	This TV program centers around food and the stories between people and food from various perspectives. Since the launch of Shenzhen Satellite TV, our average ranking has remained stable within the top 8 in China.

Cheers Space	This regular weekly program focuses on home décor and interior design.

Drama& Variety Shows

We have partnered with third parties to produce and license original online drama and variety show series for distribution on online video platforms. We currently developed the following drama series and variety shows:

My Greatest Hero	This TV series explores the lives of a high school tennis team. This program is in partnership with iQIYI and has become one of the most popular youth TV series.

Hi! Rap Season 1	This variety show was developed in 2018 as a “light-variety” talk show.

Hi! Rap Season 2	In 2019, we developed season 2 of this variety show. It is currently one of the most popular variety shows in China.

Hi! Rap Season 3	Hi! Rap Season 3 has become one of the most sought after online variety shows for millennials since its initial launch on August 22,2020.

Depending on the contract with our partners, we can either share revenues generated by the number of viewers, or share advertising revenues generated by the contents.

Advertising

We distribute and promote our professionally-produced content on our CHEERS App and on a variety of online video platforms, mobile apps, IPTV and television channels where we generate advertising revenues from traditional pre-video, in-video, and pop-up advertisements. We also generate revenues from soft product placements that are incorporated into our original video content, including our online short videos. In addition, our e-Mall suppliers and distributors have the option to enter into separate advertising agreements for displaying their products in our live streaming shows. All items displayed in the live streaming shows can be purchased in e-Mall. We leverage our deep library of professionally-produced content, wide distribution channels, and big data analytics capabilities to help our advertisers target their specific demographics in China.

Production Services

We provide brand advertising services to third-party advertising agencies by producing variety shows, short videos, and live streaming shows, according to customers’ needs, for a fee. We also provide planning, shooting, and post-production services for a fee.

Content Licensing and Distribution

From time to time we may also acquire rights to rebroadcast and/or distribute third-party film and television drama.

Industry overview

Growth of e-commerce in China

The growing e-commerce market scale, as well as the population of online shoppers in China, have built a solid industry outlook for emerging e-commerce platforms.

According to the iResearch market research report that we commissioned in July, 2020, Market Overview of Content-Driven E-commerce Platform in China, the total e-commerce market sales in China reached RMB34,810 billion in 2019, with a compound annual growth rate (CAGR) of 12.4% from 2015 to 2019. The e-commerce sales in China grew faster than that of total retail sales of consumer goods in China, which had a CAGR of 8.1% from 2015 to 2019.

Source: National Bureau of Statistics, iResearch

The population of online shoppers had reached 710 million in March 2020, of which 99.6% were also mobile shoppers, according to iResearch. The total population of online shoppers in China is expected to reach 850 million by 2021, at a CAGR of 10.8%.

Source: CNNIC, iResearch

Growth of online video users

The development of high-speed internet networks and the growing popularity of short video platforms have fueled the growth of online video viewership. According to the iResearch report, the population of online video users in China had reached 850.44 million by March 2020, with a CAGR of 13.3% from 2015. Online video users make up 94% of total internet users by March 2020, while it was only 72% at the end of 2015.

Source: CNNIC, iResearch

Video content-driven e-commerce platforms

With the rapid growth of e-commerce market and online video users, many e-commerce platforms started to leverage video content in assisting the customer acquisition of their e-commerce platforms.

A video content-driven e-commerce platform refers to an e-commerce platform with promotional and advertising video content that encourage or incentivize customers in making purchases on its e-commerce platform. The video content adopted by most platforms are live streaming shows and short videos.

A video content-driven e-commerce platform can be PGC, UGC, or PUGC content-driven, depending on who produces the content:

●	PGC refers to Professional Generated Content, which relies on professional video producers and is normally more costly to produce. However, it also has the highest commercial value for its attention to detail and consistent quality;

●	UGC refers to User Generated Content, which features content produced by the general public; and

●	PUGC refers to Professional User Generated Content, which is the combination of PGC and UGC.

Monetization

A video content-driven e-commerce platform can usually monetize video content through following means:

●	Advertising revenue for in-video product placement, start screen ads, in-app banner ads, and other forms of advertisements;

●	Commission revenue from video producers and live streamers on the platform when transactions are completed and settled; and

●	Direct e-commerce sales of commodities on the platform.

Proprietary PGC video content-driven e-commerce platform

A proprietary PGC video content-driven e-commerce platform is a segment of content-driven e-commerce platform, with in-house professional video production and proprietary e-commerce platform. When compared with other video content-driven e-commerce platforms, a proprietary PGC video content-driven e-commerce platform usually has a larger advantage in maintaining high-quality content production with dedicated professional production teams.

Market scale

The proprietary PGC video content-driven e-commerce platform industry is still at an early stage of development with high growth rate but limited qualified market participants. However, many e-commerce platforms have, or are planning to, develop video content on their platforms in 2020.

According to the iResearch report, the market scale of proprietary PGC video content-driven e-commerce platforms in terms of GMV was approximately RMB3.5 billion in 2019, with a CAGR of 151.6% from 2016 to 2019. The market is expected to grow at a CAGR of 32.5% to RMB14.5 billion by 2024.

Source: iResearch

Key successful factors for video content-driven e-commerce platforms

●	Selection of commodities: A platform must be careful and thoughtful in selecting commodities with high popularity and reasonable profit margin to keep customers attracted.

●	Sustainable high-quality video content: A platform must be able to sustain consistent video content quality and avoid publishing any video that may result in negative publicity, or even regulatory punishment.

●	Stable customer inflow: A platform must secure a solid channel for customer acquisition and to keep all customer activities within a proprietary ecosystem in order to minimize customer loss.

Competitive landscape

According to the iResearch report, we are amongst the top five video content-driven e-commerce platforms in China based on the GMV for the first six-months of 2020.

THE OFFERING

Ordinary Shares being offered by the Selling Shareholders	56,810,652 ordinary shares

Ordinary Shares Outstanding(1)	67,550,974 ordinary shares

Plan of distribution	The Ordinary covered by this prospectus may be sold by the Selling Shareholders in the manner described under the section titled “Plan of Distribution.”

Use of Proceeds	We will not receive any proceeds from the sale of the securities by the Selling Shareholders under this prospectus. See the section titled “Use of Proceeds” for further information on our use of proceeds from this offering.

Risk Factors	You should read the section titled “Risk Factors” of this prospectus and in the documents incorporated by reference into this prospectus for a discussion of factors that you should read and consider before investing in our securities.

Listing	Our ordinary shares are listed on The Nasdaq Capital Market under the symbol “GSMG.”

(1) The number of ordinary shares that will be outstanding after this offering as shown above is based on 67,550,974 ordinary shares outstanding as of April 30, 2021 and excludes the following:

●	2,000 ordinary shares subject to the 2019 Equity Incentive Plan pursuant to the restricted stock award outstanding as of April 30, 2021 and subject to vesting;

●	19,000,000 ordinary shares issuable upon the exercise of certain warrants outstanding as of April 30, 2021 at a weighted-average exercise price of $11.50 per share; and

●	4,601,753 ordinary shares issuable upon the exercise of certain warrants outstanding as of April 30, 2021,at a weighted-average exercise price of $4.10 per share.

RISK FACTORS

An investment in our ordinary shares involves risks. Prior to making a decision about investing in our ordinary shares, you should consider carefully the risks together with all of the other information contained or incorporated by reference in this prospectus, including any risks in the section entitled “Risk Factors” contained in any supplements to this prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2020, as amended, and in our subsequent filings with the SEC. Each of the referenced risks and uncertainties could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities. Additional risks not known to us or that we believe are immaterial may also adversely affect our business, operating results and financial condition and the value of an investment in our securities.

The sales of our ordinary shares by the selling shareholders covered by this prospectus, or the perception that such sales could occur, could adversely affect the trading price of our ordinary shares.

We are registering for resale up to 56,810,652 ordinary shares which represent approximately 84.1% of our outstanding ordinary shares. Sales of a substantial number of our ordinary shares in the public market could depress the market price of our ordinary shares and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our ordinary shares would have on the market price of our ordinary shares.

If we do not continue to satisfy The Nasdaq Capital Market continued listing requirements, our ordinary shares could be delisted.

The listing of our ordinary shares on The Nasdaq Capital Market (“Nasdaq”) is contingent upon our compliance with Nasdaq’s continued listing standards. If we should fail to continue to maintain compliance with Nasdaq continued listing standards in the future, then our ordinary shares will be subject to delisting. Delisting could have a material adverse effect on our business, liquidity and on the trading of our ordinary shares. If our ordinary shares were to be delisted, then it could be quoted on the OTCQB market or on the “pink sheets” maintained by the OTC Markets Group. However, such alternatives are generally considered to be less efficient markets. Further, delisting from Nasdaq could also have other negative effects, including potential loss of confidence by partners, lenders, suppliers and employees and could also trigger various defaults under outstanding agreements. Finally, delisting of our ordinary shares could make it harder for us to raise capital and sell securities.

We have not timely complied with our obligations under certain Registration Rights Agreements which may expose us to potential damages.

Some of our initial shareholders are entitled to piggy back registration rights and/or demand registration rights that we register the sale of their ordinary shares at any time commencing three months prior to the date on which their shares were released from escrow. Additionally, the purchasers of private warrants and certain of our shareholders, officers and directors are entitled to piggy back registration rights and/or demand registration rights requiring us to register the ordinary shares underlying the private warrants and private warrants and any securities of such shareholders, officers, directors or their affiliates which may be issued in payment of working capital loans made to us or issued in connection with the Business Combination. Under these registration rights agreements, we are obligated to file a registration statement to registered with the SEC approximately 52.2 million ordinary shares owned by certain insiders and others as expeditiously as possible. In connection with our filing of a shelf registration statement that was declared effective on September 14, 2020, we did not register the ordinary shares held by shareholders with piggy back and/or demand registration rights. Further, on December 29, 2020, an investor with registration rights demanded the registration of their ordinary shares. Pursuant to the registration rights agreements, we have file this registration statement registering the ordinary shares held by the selling shareholders. Although we have filed this registration statement, we may be subject to damages because we may have not filed it as soon as the selling shareholders have requested under the registration rights agreements.

REGISTRATION RIGHTS AGREEMENTS

Pursuant to a registration rights agreement entered into on August 15, 2018 (the “2018 Registration Rights Agreement”), the holders of (i) ordinary shares held by the initial shareholders of TKK, our predecessor (the “Founder Shares”), prior to our initial public offering which closed in August 2018 (the “Initial Public Offering”); (ii) warrants (and their underlying securities) issued to an affiliate of TKK Symphony Sponsor 1 (the “Sponsor”) in a private placement in connection with the Initial Public Offering; and (iii) 200,000 shares issued to EarlyBirdCapital, Inc. (and its designees) at the closing of the Initial Public Offering (the “Representative Shares”) are entitled to registration rights. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination.

On February 14, 2020, TKK consummated the Business Combination contemplated by the Share Exchange Agreement pursuant to which we acquired 100% of the equity interests of Glory Star from the Sellers. Upon closing of the Business Combination, we acquired all of the issued and outstanding securities of Glory Star in exchange for (i) approximately 41,204,025 of our ordinary shares (“Closing Payment Shares”), or one ordinary share for approximately 0.04854 outstanding shares of Glory Star, of which 2,060,201 of the Closing Payment Shares (the “Escrow Shares”) shall be deposited into escrow to secure certain indemnification obligations of the Sellers, plus (ii) an additional 5,000,000 of our ordinary shares because we met certain financial performance targets for the 2019 fiscal year, and an additional 5,000,000 of our ordinary shares because we met certain financial performance targets for the 2020 fiscal year (the “Earnout Shares”). In connection with the Share Exchange Agreement, TKK entered into a registration rights agreement dated September 6, 2019, and Joinder to the 2019 Registration Rights Agreement dated October 24, 2019 with the Sponsor and the Sellers pursuant to which TKK will grant certain registration rights to the Sellers with respect to the registration of the Closing Payment Shares and Earnout Shares, (the “2019 Registration Rights Agreement” and together with the 2018 Registration Rights Agreement”, the “Registration Rights Agreements”). Pursuant to the 2019 Registration Rights Agreement, the Sellers are entitled to make up to three demands that the Company register the Closing Payment shares and Earnout Shares. In addition, the Sellers will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the closing of the Business Combination.

On December 29, 2020, one of the investors demanded the registration of their ordinary shares under the terms of the Registration Rights Agreements. Pursuant to the Registration Rights Agreements, we have given notice to the other investors and owners of our intent to file a registration statement and whether or not they wish to have their ordinary shares also registered with the SEC. Accordingly, certain of our ordinary shares subject to the registration rights agreements are being registered pursuant to the registration statement of which this prospectus forms a part and are being offered for resale by this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since such date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

●	Our annual report on Form 20-F for the fiscal year ended December 31, 2020 filed with the SEC on March 29, 2021, and as amended on June 1, 2021, or the 2020 Form 20-F;

●	Our reports on Form 6-K filed with the SEC on April 5, 2021 and May 25, 2021; and

●	The description of the securities contained in our registration statement on Form 8-A filed on August 14, 2018, as amended on August 15, 2018, pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description; and

Our 2020 Form 20-F contains a description of our business and audited consolidated financial statements with a report by our independent auditors. These financial statements are prepared in accordance with U.S. GAAP.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. We post our SEC filings on our website, www.ir.yaoshixinghui.com. We will also provide to you, upon your written or oral request, without charge, a copy of any or all of the documents we refer to above which we have incorporated in this prospectus by reference, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in the documents. You should direct your requests to Perry Lu, our Chief Financial Officer, at 22F, Block B, Xinhua Technology Building, No. 8 Tuofangying South Road, Jiuxianqian, Chaoyang District, Beijing China 100016. Our telephone number at this address is +86-10-87700500.

SELLING SHAREHOLDERS

This prospectus covers the possible resale by the selling shareholders identified in the table below of 56,810,652 ordinary shares. The selling shareholders may sell some, all or none of their ordinary shares. We do not know how long such selling shareholders will hold the ordinary shares before selling them, and we currently have no agreements, arrangements or understandings with the selling shareholders regarding the sale of any of the ordinary shares.

We have registered the resale of the securities included in this prospectus in order to permit such selling shareholders to offer the shares for resale from time to time. In accordance with the Registration Rights Agreements, this prospectus covers the resale of the certain registrable securities held by the selling shareholders identified in the table below. The selling shareholders acquired the registrable securities offered as described in section titled “Registration Rights Agreement” above.

This prospectus also covers the resale of certain securities held by certain selling shareholders who acquired our ordinary shares under our 2019 Equity Incentive Plan (the “Plan”). Messrs. Bing Zhang, Jia Lu and Ian Lee, and Ms. Ran Zhang acquired 760,000, 230,000, 22,500 and 10,000 shares respectively of our ordinary shares pursuant to a Restricted Stock Bonus Grant Notice Agreement under the Plan. In addition, Messrs. Ming Shu Leung and Yong Li, and Ms. Joanne Ng each acquired 2,000 shares of our ordinary shares pursuant to a restricted stock award agreement under the Plan.

The following table presents information regarding the selling shareholders and the ordinary shares that each may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the selling shareholders without regard to ownership limitations set forth in the applicable agreements or other documents relating to such shares, including (i) all of the shares offered hereby, and (ii) to our knowledge, all other securities held by each of the selling shareholders as of the date hereof, and reflects their respective holdings as of April 30, 2021. Except for the ownership of the ordinary shares and as described below, each selling shareholder has not had any material relationship with us within the past three years. The percentage of shares beneficially owned after the offering is based on 67,550,974 ordinary shares outstanding as of April 30, 2021. The Selling Shareholders identified in the table below may have sold, transferred or otherwise disposed of some or all of their shares since the date of this prospectus in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the Selling Shareholders may change from time to time and, if necessary and required, we will amend or supplement this prospectus accordingly.

	Shares Beneficially Owned(2) Before this	Shares to be Sold in this	Shares Beneficially Owned(2) After Offering
Name of Selling Shareholder(1)	Offering	Offering	Number	Percentage(3)
Bing Zhang(4)	19,712,863	760,000	0	-
Jia Lu(5)	6,784,116	230,000	0	-
Ran Zhang(6)	1,858,161	10,000	0	-
Ming Shu Leung	2,000	2,000	0	-
Yong Li	2,000	2,000	0	-
Happy Starlight Limited(7)	18,952,863	18,952,863	0	-
Enjoy Starlight Limited(8)	6,554,116	6,554,116	0	-
Fashion Starlight Limited(9)	1,848,161	1,848,161	0	-
Australia Eastern Investment Pty Ltd(10)	4,666,834	4,666,834	0	-
Wealth Starlight Limited(11)	3,927,831	3,927,831	0	-
Sparks Starlight Limited(12)	2,120,256	2,120,256	0	-
Smart Best International Corporation(13)	2,330,378	2,330,378	0	-
Star Twinkle Limited(14)	671,109	671,109	0	-
Rich Starlight Limited(15)	3,362,521	3,362,521	0	-
Lilly Starlight Limited(16)	947,232	947,232	0	-
One Starlight Limited(17)	291,539	291,539	0	-
Chung Tung Lin	1,554,855	1,554,855	0	-
CB Management Advisory Limited(18) Unit 1803, 18/F, LKF29 29 Wyndham Street Central, Hong Kong	82,408	82,408	0	-
Zhuang Jinbu	584,365	584,365	0	-
Grand Truth Group Limited(19)	274,686	274,686	0	-
Lu Nan	1,488,019	1,488,019	0	-
Ring & King Investment Co., Limited(20)	288,775	288,775	0	-
Yang Haoyi 9/F One Exchange Square Central, Hong Kong	46,204	46,204	0	-
TKK Symphony Sponsor 1(21) c/o Sing Wang Flat A, 30/F Aigburth 12 Tregunter Path Mid-Levels, Hong Kong	5,726,000	5,446,000	280,000	*
Ian Lee(22) House 37/200, Sunnong Road Pudong District, Shanghai China	57,500	57,500	0	-

	Shares Beneficially Owned(2) Before this	Shares to be Sold in this	Shares Beneficially Owned(2) After Offering
Name of Selling Shareholder(1)	Offering	Offering	Number	Percentage(3)
Ronald Issen c/o Christine Tan Flat 04-04 Westpoint Condominium 3 Pepys Road Singapore 118442 Republic of Singapore	50,000	50,000	0	-
Joanne Ng(23) c/o TKK Capital 2039, 2/F United Center Admiralty, Hong Kong	77,000	77,000	0	-
James Heimowitz 3 Peter Cooper Road, Apt. 11C New York, NY 10010	28,000	28,000	0	-
Stephen Markscheid 419 Washington Avenue Wilmette, IL 60091	28,000	28,000	0	-
Zhe Zhang Flat A, 23/F, Tower 5, Manhattan Hill 1 Po Lun Street, Lai Chi Kok Hong Kong KLN	28,000	28,000	0	-
Po Wan Hung c/o Texas Kang Kai Capital Management (Hong Kong) Limited Shop 2039, 2/F United Center 95 Queensway, Admiralty Hong Kong	30,000	30,000	0	-
Kit Wan Tham Flat C, 18th Floor Arbuthnot House Central Hong Kong	30,000	30,000	0	-
Steven Levine(24) 535 E 86th Street, Apt. 20B New York, NY 10028	617,215	40,000	577,215	*

*	Less than 1%.

(1)	Unless otherwise indicated, the business address of each of the individuals and entities is 22F Xinhua Technology Building, 8 Tuofangying Road, Chaoyang District, Beijing, China.

(2)	Pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, a person is deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days, including the right to acquire through the exercise of an option or warrant or through the conversion of a security.

(3)	Based on 67,550,974 ordinary shares outstanding as of April 30, 2021, which assumes no outstanding warrants or options are exercised.

(4)	Includes (i) 760,000 shares held directly by Bing Zhang and (ii) 18,952,863 shares held by Happy Starlight Limited. Mr. Zhang is the sole shareholder and director of Happy Starlight Limited. As a result, Mr. Zhang may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Happy Starlight Limited. Mr. Zhang also serves as our Chairman, Chief Executive Officer and director.

(5)	Includes (i) 230,000 shares held directly by Jia Lu and (ii) 6,554,116 shares held by Enjoy Starlight Limited. Mr. Lu is the sole shareholder and director of Enjoy Starlight Limited. As a result, Mr. Lu may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Enjoy Starlight Limited. Mr. Lu also serves as our director and senior vice president of Glory Star Media (Beijing) Co., Ltd.

(6)	Includes (i) 10,000 shares held directly by Ran Zhang and (ii) 1,848,161 shares held by Fashion Starlight Limited. Ms. Zhang is the sole shareholder and director of Enjoy Starlight Limited. As a result, Ms. Zhang may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Enjoy Starlight Limited. Ms. Zhang also serves as the director and Supervisor of Glory Star Media (Beijing) Co., Ltd., the director of Horgos Glory Star Media Co., Ltd., vice president (in charge of distribution/channels/publicity/chief editor’s office) of Glory Star Media (Beijing) Co., Ltd, and the supervisor of Xing Cui Can and Leshare Star (Beijing) Technology Co., Ltd.

(7)	Bing Zhang is the sole shareholder and director of Happy Starlight Limited, a limited liability company, and exercises voting and dispositive control over the shares held by this entity.

(8)	Jia Lu is the sole shareholder and director of Enjoy Starlight Limited, a limited liability company, and exercises voting and dispositive control over the shares held by this entity.

(9)	Ran Zhang is the sole shareholder and director of Fashion Starlight Limited, a limited liability company, and exercises voting and dispositive control over the shares held by this entity.

(10)	Kevin Zhang is the sole shareholder of Australia Eastern Investment Pty Ltd and exercises voting and dispositive control over these shares.

(11)	Ronghui Zhang is the sole shareholder and director of Wealth Starlight Limited and exercises voting and dispositive control over these shares.

(12)	Yinghao Zhang is the sole shareholder of Sparks Starlight Limited and exercises voting and dispositive control over these shares.

(13)	Peiyuan Qiu is the sole shareholder of Smart Best International Corporation and exercises voting and dispositive control over these shares.

(14)	Hui Jin is the sole shareholder of Star Twinkle Limited and exercises voting and dispositive control over these shares.

(15)	Hui Lin is the sole shareholder of Rich Starlight Limited and exercises voting and dispositive control over these shares.

(16)	Hanying Li is the sole shareholder of Lilly Starlight Limited and exercises voting and dispositive control over these shares

(17)	Yixing He is the sole shareholder of One Starlight Limited and exercises voting and dispositive control over these shares.

(18)	Yin Tsung Chan is the sole shareholder of CB Management Advisory Limited and exercises voting and dispositive control over these shares.

(19)	Bojun Hu is the sole shareholder of Grand Truth Group Limited and exercises voting and dispositive control over these shares.

(20)	Ailin Xin is the sole shareholder of Ring & King Investment Co., Limited and exercises voting and dispositive control over these shares.

(21)	Sing Wang exercises voting and dispositive control over these shares. The shares are held by TKK Symphony Sponsor 1 (the “Sponsor”), of which 100% of its equity interest is owned by TKK Capital Holdings, the sole member of the Sponsor, which is 100% owned by Texas Kang Kai Capital Partners, which is owned by China Capital Advisors Corporation, of which Mr. Wang is the sole owner. Mr. Wang was previously the director, Chairman and Chief Executive Officer of TKK Symphony Acquisition Corporation, our predecessor, and resigned on February 14, 2020 upon the consummation of the Business Combination.

(22)	Ian Lee served as our Chief Financial Officer from February 2020 to August 2020.

(23)	Joanne Ng served as an officer of TKK Symphony Acquisition Corporation, our predecessor, from August 2018 to February 2020, and as our independent director from February 2020 to September 2020.

(24)	Includes (i) 40,000 shares held by Mr. Levine, and (ii) 577,215 shares held by EarlyBirdCapital, Inc. Steven Levine is the Chief Executive Officer of EarlyBirdCapital, Inc., and exercises voting and dispositive control over the shares held by EarlyBirdCapital, Inc. As a result, Mr. Levine may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by EarlyBirdCapital, Inc.

USE OF PROCEEDS

We are registering our ordinary shares pursuant to the Registration Rights Agreements. We will not receive any of the proceeds from any sale or other disposition of the ordinary shares covered by this prospectus. All proceeds from the sale of the ordinary shares will be paid directly to the selling shareholders.

DESCRIPTION OF OUR CAPITAL STOCK

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our Memorandum and Articles of Association and the Cayman Islands Companies Act and the ordinary law of the Cayman Islands.

We are authorized to issue up to 200,000,000 ordinary shares and 2,000,000 preferred shares, each with a par value of $0.0001. As of April 30, 2021, there are 67,550,974 ordinary shares issued and outstanding. There are no preferred shares outstanding. The following are summaries of material provisions of our Memorandum and Articles of Association which are currently effective and the Cayman Islands Companies Act insofar as they relate to the material terms of our ordinary shares and preferred shares. You should read the forms of our current Memorandum and Articles of Association, which was filed as an exhibit to our 2020 Form 20-F. For information on how to obtain copies of our Memorandum and Articles of Association, see “Where You Can Find Additional Information.”

Ordinary Shares

Our ordinary shares are issued in registered form and are issued when registered in our register of members. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Dividends

The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. As a matter of Cayman Islands law, dividends may be declared and paid only out of funds legally available therefor, namely out of either profit or our share premium account, provided that in no circumstances may a dividend be paid if this would result in our being unable to pay our debts as they fall due in the ordinary course of business.

Voting Rights

Voting at any shareholders’ meeting is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one or more shareholders who together hold not less than 10% of our voting share capital present in person or by proxy.

A quorum required for a meeting of shareholders consists of one or more shareholders present and holding not less than a majority of all of our voting share capital in issue. Shareholders may be present in person or by proxy or, if the shareholder is a legal entity, by its duly authorized representative. Shareholders’ meetings may be convened by our board of directors on its own initiative or upon a request to the directors by shareholders holding at the date of deposit of the requisition not less than ten percent of our voting share capital in issue. Advance notice of at least seven calendar days is required for the convening of our annual general shareholders’ meeting and any other general shareholders’ meeting.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast at a meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all of our shareholders, as permitted by Cayman Islands law and our Memorandum and Articles of Association. A special resolution will be required for important matters such as a change of name or making changes to our Memorandum and Articles of Association. Holders of the ordinary shares may, among other things, divide or combine their shares by ordinary resolution.

Transfer of Ordinary Shares

Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or ordinary form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of shares;

●	the instrument of transfer is properly stamped, if required; and

●	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four.

If our board of directors refuses to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board of directors may determine.

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of our ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Calls on Shares and Forfeiture of Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time or times of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Purchase and Surrender of Ordinary Shares

We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors. We may also repurchase any of our shares (including any redeemable shares) provided that the manner and terms of such purchase have been approved by our board of directors or by ordinary resolution of our shareholders, or are otherwise authorized by our Memorandum and Articles of Association. Under the Cayman Islands Companies Act, the redemption or repurchase of any share may be paid out of our profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if we can, immediately following such payment, pay our debts as they fall due in the ordinary course of business. In addition, under the Cayman Islands Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, we may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares

The rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series) may, subject to our Memorandum and Articles of Association, be varied with the consent in writing of the holders of not less than two thirds of the issued shares of that class or series or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class or series. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Issuance of Additional Shares

Our Memorandum and Articles of Association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our Memorandum and Articles of Association also authorizes our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

●	the designation of the series;

●	the number of shares of the series;

●	the dividend rights, dividend rates, conversion rights, voting rights; and

●	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preferred shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements and certain other documents that we file with the SEC. See “Where You Can Find Additional Information.”

Anti-Takeover Provisions

Some provisions of our Memorandum and Articles of Association may discourage, delay or prevent a change of our control that shareholders may consider favorable, including provisions that:

●	authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders; and

●	limit the ability of shareholders to requisition (one-third in par value of the issued shares) and convene general meetings of shareholders.

However, as a matter of Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Memorandum and Articles of Association for a proper purpose and for what they believe in good faith to be in our best interests Company.

General Meetings of Shareholders and Shareholder Proposals

Our shareholders’ general meetings may be held in such place within or outside the Cayman Islands as our board of directors considers appropriate.

As a Cayman Islands exempted company, we are not obliged by the Cayman Islands Companies Act to call shareholders’ annual general meetings. Our Memorandum and Articles of Association provides that we shall hold an annual general meeting in each calendar year, which shall be convened by the board of directors, but so that the maximum period between such annual general meetings shall not exceed fifteen (15) months. Our board of directors shall give not less than seven calendar days’ written notice of a shareholders’ meeting to those persons whose names appear as members in our register of members on the date the notice is given (or on any other date determined by our directors to be the record date for such meeting) and who are entitled to vote at the meeting.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Memorandum and Articles of Association allows our shareholders holding shares representing in aggregate not less than one-third in par value of our shares capital in issue, to requisition an extraordinary general meeting of our shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, our Memorandum and Articles of Association does not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Exempted Company

We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

●	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

●	an exempted company’s register of members is not open to inspection;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company may issue shares with no par value;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	an exempted company may register as a limited duration company; and

●	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Register of Members

Under Cayman Islands law, we must keep a register of members and there will be entered therein:

●	the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member and the voting rights of shares of each member;

●	whether voting rights are attached to the share in issue;

●	the date on which the name of any person was entered on the register as a member; and

●	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e., the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members will be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the closing of this public offering, the register of members will be immediately updated to reflect the issue of shares by us. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of our ordinary shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Preferred Shares

Our Memorandum and Articles of Association authorizes 2,000,000 preferred shares of which none are outstanding as the date of this prospectus.

The directors may authorize the division of shares into any number of classes and the different classes shall be authorized, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend, return of capital and redemption rights), restrictions, preferences, privileges and payment obligations as between the different classes (if any) shall be fixed and determined by the directors.

Certain Differences in Corporate Law

Cayman Islands companies are governed by the Cayman Islands Companies Act. The Cayman Islands Companies Act is modeled on English Law but does not follow recent English Law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Cayman Islands Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. In certain circumstances, the Cayman Islands Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by either (a) a special resolution (usually a majority of 66⅔% in value of the voting shares voted at a general meeting) of the shareholders of each company; or (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Cayman Islands Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands exempted company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; and (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Where the surviving company is the Cayman Islands exempted company, the directors of the Cayman Islands exempted company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Cayman Islands Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (a) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (d) within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (e) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures for which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at an annual general meeting, or extraordinary general meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

●	we are not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to majority vote have been complied with;

●	the shareholders have been fairly represented at the meeting in question;

●	the arrangement is such as a businessman would reasonably approve; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Islands Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of United States corporations.

Squeeze-out Provisions. When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements of an operating business.

Shareholders’ Suits. Maples and Calder (Cayman) LLP, our Cayman Islands legal counsel, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

●	a company is acting, or proposing to act, illegally or beyond the scope of its authority;

●	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

●	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Enforcement of Civil Liabilities. The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

We have been advised by Maples and Calder (Cayman) LLP, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Anti-takeover Provisions.

Some provisions of our Memorandum and Articles of Association may discourage, delay or prevent a change in control of us or management that shareholders may consider favorable, including provisions that authorize our board of directors to redesignate authorized and unissued common shares as other shares or series of shares, to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders. However, under Cayman Islands Companies Act, our directors may only exercise the rights and powers granted to them under our Memorandum and Articles of Association, as amended and restated from time to time, for what they believe in good faith to be in the best interests of our company.

Directors’ Fiduciary Duties and Powers.

As a matter of a Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company, and therefore it is considered that he or she owes the following duties to the company - a duty to act bona fide in the best interests of the company, a duty not to make a profit out of his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interests or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, there are indications that the courts are moving towards an objective standard with regard to the required skill and care.

Under our Memorandum and Articles of Association, directors who are in any way, whether directly or indirectly, interested in a contract or proposed contract with our company must declare the nature of their interest at a meeting of the board of directors. Following such declaration, a director may vote in respect of any contract or proposed contract notwithstanding his interest. Directors are not required to hold shares; however, a minimum share requirement for directors may be established by ordinary resolution. Directors may exercise all powers to borrow money, under our Memorandum and Articles of Association, in a variety of ways, including issuing bonds and other securities either outright or as security for any debt liability or obligation of our company or of any third party.

Shareholder Action by Written Resolution.

As a matter of Cayman Islands law, an exempted company may eliminate the ability of shareholders to approve corporate matters by way of written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matters at a general meeting without a meeting being held. Our Memorandum and Articles of Association allows shareholders to act by written resolutions.

Removal of Directors.

Under our Memorandum and Articles of Association, directors may be removed by ordinary resolution.

Dissolution; Winding Up.

Under our Memorandum and Articles of Association, if our company is wound up, the liquidator of our company may distribute the assets only by the vote of holders of a two-thirds majority of our outstanding shares being entitled to vote in person or by proxy at a general meeting.

Amendment of Governing Documents.

Under Cayman Islands Companies Act and our Memorandum and Articles of Association, our governing documents may only be amended with a special resolution being the vote of holders of two-thirds of our shares entitled to vote in person or by proxy at a general meeting.

Rights of Non-Resident or Foreign Shareholders.

There are no limitations imposed by foreign law or by our Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Anti-Money Laundering—Cayman Islands

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection – Cayman Islands

We have certain duties under the Data Protection Act (As Revised) of the Cayman Islands (the “DPA”) based on internationally accepted principles of data privacy.

Privacy Notice

Introduction

This privacy notice puts our shareholders on notice that through your investment in the Company you will provide us with certain personal information which constitutes personal data within the meaning of the DPA (“personal data”). In the following discussion, the “company” refers to us and our affiliates and/or delegates, except where the context requires otherwise.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in the company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How the Company May Use a Shareholder’s Personal Data

The company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

a)	where this is necessary for the performance of our rights and obligations under any purchase agreements;

b)	where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

c)	where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

PLAN OF DISTRIBUTION

The selling shareholders, including their transferees, donees, pledgees, assignees and successors-in-interest, may, from time to time, sell, transfer or otherwise dispose of any or all of the ordinary shares offered by this prospectus from time to time on any stock exchange, market or trading facility on which the ordinary shares are traded or in private transactions. These dispositions may be at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price, at varying prices determined at the time of sale or at negotiated prices. The selling shareholders may use any one or more of the following methods when selling ordinary shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the ordinary shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	broker-dealers may agree with a selling shareholder to sell a specified number of such ordinary shares at a stipulated price per share;

●	a combination of any such methods of sale;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; and

●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

The selling shareholders may effect any transactions in or with respect to (including, without limitation, purchasing or selling, long and/or short) any of our securities or “derivative” securities based on our securities which may require the transfer of ordinary shares offered by this prospectus.

The selling shareholders and any broker-dealers or agents that are involved in selling the ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the ordinary shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Because each of the selling shareholders may be deemed to be an “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, the ordinary shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.

The ordinary shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our ordinary shares for a period of two business days prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of ordinary shares by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed the selling shareholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

We will not receive any proceeds from the sale of the ordinary shares by the selling shareholders.

TAXATION

The following brief description sets forth the material U.S. federal income tax consequences related to the ownership and disposition of our ordinary shares and applies only to U.S. Holders (defined below) that hold ordinary shares as capital assets and that have the U.S. dollar as their functional currency. This description does not deal with all possible tax consequences relating to ownership and disposition of our ordinary shares or U.S. tax laws, other than the U.S. federal income tax laws, such as the tax consequences under non-U.S. tax laws, state, local and other tax laws. This brief description is based on the federal income tax laws of the United States in effect as of the date of this annual report and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this annual report, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of ordinary share and you are, for U.S. federal income tax purposes,

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Investors are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign, and other tax consequences to them of the purchase, ownership, and disposition of our Ordinary Shares.

The following does not address the tax consequences to any particular investor or to persons in special tax situations such as:

●	banks;

●	financial institutions;

●	insurance companies;

●	regulated investment companies;

●	consulting investment trusts;

●	broker-dealers;

●	persons that elect to mark their securities to market;

●	U.S. expatriates or former long-term residents of the U.S.;

●	governments or agencies or instrumentalities thereof;

●	tax-exempt entities;

●	persons liable for alternative minimum tax;

●	persons holding our ordinary shares as part of a straddle, hedging, conversion or integrated transaction;

●	persons that actually or constructively own 10% or more of our voting power or value (including by reason of owning our ordinary shares);

●	persons who acquired our ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation; or

●	persons holding our ordinary shares through partnerships or other pass-through entities.

Taxation of Dividends and Other Distributions on our Ordinary Shares

Subject to the passive foreign investment company (“PFIC”) rules discussed below, the gross amount of distributions made by us to you with respect to the ordinary shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the ordinary shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is no income tax treaty between the United States and the British Virgin Islands, clause (1) above can be satisfied only if the ordinary shares are readily tradable on an established securities market in the United States. Under U.S. Internal Revenue Service authority, ordinary shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the Nasdaq Capital Market. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our ordinary shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our ordinary shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange, or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the ordinary shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the ordinary shares for more than one year, you will generally be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes which will generally limit the availability of foreign tax credits.

Passive Foreign Investment Company (“PFIC”)

A non-U.S. corporation is considered a PFIC, as defined in Section 1297(a) of the US Internal Revenue Code, for any taxable year if either:

●	at least 75% of its gross income for such taxable year is passive income; or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raised in our IPO will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our ordinary shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in our IPO) on any particular quarterly testing date for purposes of the asset test.

Based on our operations and the composition of our assets, we do not expect to be treated as a PFIC under the current PFIC rules. However, we must make a separate determination each year as to whether we are a PFIC, and there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. Depending on the amount of assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we are treating Qianhai Asia Era (Shenzhen) International Financial Services Co., Ltd. (“Qianhai”) as being owned by us for United States federal income tax purposes, not only because we control their management decisions, but also because we are entitled to the economic benefits associated with Qianhai, and as a result, we are treating Qianhai as our wholly-owned subsidiary for U.S. federal income tax purposes. If we are not treated as owning Qianhai for United States federal income tax purposes, we would likely be treated as a PFIC. In addition, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our ordinary shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our ordinary shares. Accordingly, fluctuations in the market price of the ordinary shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raised in our IPO. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our ordinary shares from time to time) that may not be within our control. If we are a PFIC for any year during which you hold ordinary shares, we will continue to be treated as a PFIC for all succeeding years during which you hold ordinary shares. However, if we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the ordinary shares.

If we are a PFIC for your taxable year(s) during which you hold ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ordinary shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the ordinary shares;

●	the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

●	the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ordinary shares cannot be treated as capital, even if you hold the ordinary shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election, under Section 1296 of the US Internal Revenue Code, for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) Ordinary Shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of such taxable year over your adjusted basis in such ordinary shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year. However, such ordinary loss is allowable only to the extent of any net mark-to-market gains on the ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. Your basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “—Taxation of Dividends and Other Distributions on our Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including the Nasdaq Capital Market. If the ordinary shares are regularly traded on the Nasdaq Capital Market and if you are a holder of ordinary shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election, under Section 1295(b) of the US Internal Revenue Code, with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold Ordinary Shares in any taxable year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such ordinary shares, including regarding distributions received on the ordinary shares and any gain realized on the disposition of the ordinary shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our ordinary shares, then such ordinary shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such ordinary shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the ordinary shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your ordinary shares for tax purposes.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our ordinary shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our ordinary shares and proceeds from the sale, exchange, or redemption of our ordinary shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding, under Section 3406 of the US Internal Revenue Code with, at a current flat rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our Ordinary Shares, subject to certain exceptions (including an exception for Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold ordinary shares.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL U.S. TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE OWNERSHIP, EXERCISE OR DISPOSITION OF ORDINARY SHARES. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

MATERIAL CHANGES

Except as otherwise described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2020, as amended, and in our Reports on Form 6-K filed or submitted under the Exchange Act and incorporated by reference herein and as disclosed in this prospectus, no reportable material changes have occurred since December 31, 2020.

LEGAL MATTERS

Certain legal matters related to the securities offered by this prospectus supplement will be passed upon on the Company’s behalf by Maples and Calder (Cayman) LLP with respect to matters of Cayman Islands law, and Lewis Brisbois Bisgaard & Smith LLP, San Francisco, CA, with respect to matters of United States law. Legal matters as to PRC law will be passed upon for us by the Grandall Law Firm (Shanghai).

EXPERTS

Friedman LLP, an independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 20-F for the year ended December 31, 2020, as filed with the SEC on March 29, 2021, and as amended on June 1, 2021, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Friedman LLP’s report, given on their authority as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands corporation, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a less developed body of securities laws that provide significantly less protection to investors as compared to the securities laws of the United States. In addition, Cayman Islands companies

The majority of our assets, including certain Chinese patents, are located in China. In addition, our directors and officers are residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside of the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or our directors and officers, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Maples and Calder (Cayman) LLP, our counsel as to Cayman Islands law, and Grandall Law Firm, our counsel as to Chinese law, have respectively advised us that there is uncertainty as to whether the courts of the Cayman Islands or China would, respectively, (1) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (2) entertain original actions brought in the Cayman Islands or China against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. Furthermore, Maples and Calder (Cayman) LLP and Grandall Law Firm have advised us that, as of the date of this prospectus supplement, no treaty or other form of reciprocity exists between the Cayman Islands and China governing the recognition and enforcement of judgments.

Maples and Calder (Cayman) LLP has further advised us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States or China, a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at ordinary law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (1) is given by a foreign court of competent jurisdiction, (2) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (3) is final, (4) is not in respect of taxes, a fine or a penalty, (5) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands, (6) not inconsistent with a Cayman Islands judgement in respect of the same matter and (7) not impeachable on the grounds of fraud. A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Grandall Law Firm has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. Grandall Law Firm has advised us further that under Chinese law, courts in China will not recognize or enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of Chinese law or national sovereignty, security or social public interest. As there exists no treaty or other form of reciprocity between China and the United States governing the recognition and enforcement of judgments as of the date of this prospectus supplement, including those predicated upon the liability provisions of the United States federal securities laws, there is uncertainty whether and on what basis a Chinese court would enforce judgments rendered by United States courts. In addition, because there is no treaty or other form of reciprocity between the Cayman Islands and China governing the recognition and enforcement of judgments as of the date of this prospectus supplement, there is further uncertainty as to whether and on what basis a PRC court would enforce judgments rendered by a Cayman Islands court.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are currently subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file with or furnish to the SEC reports, including annual reports on Form 20-F and other information. Prior to June 30, 2020, notwithstanding our incorporation under the laws of Cayman Islands, we were not deemed a foreign private issuer as defined by Exchange Act and the regulations issued thereunder. Accordingly, prior to June 30, 2020, we filed our annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The SEC maintains a website at www.sec.gov in which additional information may also be obtained.

We also maintain a website at www.gsmg.co, but information contained on our website is not incorporated by reference in this prospectus supplement or any accompanying prospectus. You should not regard any information on our website as a part of this prospectus supplement or any accompanying prospectus.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We will enter into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

In the three years preceding the filing of this registration statement, we issued the securities described below without registration under the Securities Act. Unless otherwise indicated below, the securities were issued pursuant to the private placement exemption provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

In August 2018 and in connection with our predecessor’s, TKK Symphony Acquisition Corporation (“TKK”), initial public offering (the “IPO”), Symphony Holdings Limited purchased an aggregate of 13,000,000 private placement warrants for a purchase price of $0.50 per warrant, or an aggregate purchase price of $6.5 million, in a private placement that occurred simultaneously with the closing of the IPO and the over-allotment. Each private placement warrant entitles the holder to purchase one half of one ordinary share at $11.50 per whole share. The private placement warrants (including the ordinary shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

On February 14, 2020, our predecessor, TKK consummated the transaction (the “Business Combination”) contemplated by the Share Exchange Agreement dated as of September 6, 2019, as amended ( “Share Exchange Agreement”), by and among TKK, Glory Star New Media Group Limited, a Cayman Islands exempted company (“Glory Star”), Glory Star New Media (Beijing) Technology Co., Ltd., a wholly foreign-owned enterprise limited liability company (“WFOE”) incorporated in the People’s Republic of China (“PRC”) and indirectly wholly-owned by Glory Star, Xing Cui Can, Horgos, each of Glory Star’s shareholders (collectively, the “Sellers”), TKK Symphony Sponsor 1, TKK’s sponsor (the “Sponsor”), in the capacity as the representative from and after the closing of the Business Combination for TKK’s shareholders other than the Sellers, and Bing Zhang, in the capacity as the representative for the Sellers thereunder, pursuant to which Glory Star New Media Group Holdings Limited (“GS Holdings”) acquired 100% of the equity interests of Glory Star from the Sellers.

Upon closing of the Business Combination (the “Closing”), we acquired all of the issued and outstanding securities of Glory Star in exchange for (i) approximately 41,204,025 of our ordinary shares (“Closing Payment Shares”), or one ordinary share for approximately 0.04854 outstanding shares of Glory Star, of which 2,060,201 of the Closing Payment Shares (the “Escrow Shares”) shall be deposited into escrow to secure certain indemnification obligations of the Sellers, plus (ii) earn out payments consisting of up to an additional 5,000,000 of our ordinary shares if we meet certain financial performance targets for the 2019 fiscal year, which we believe we have met, and an additional 5,000,000 of our ordinary shares if we meet certain financial performance targets for the 2020 fiscal year, which we believe we have met (the “Earn out Shares”). As a result of the Business Combination, Sellers became the controlling shareholders of the Company. The Business Combination was accounted for as a reverse merger, wherein Glory Star is considered the acquirer for accounting and financial reporting purposes and the transaction was treated as a reverse recapitalization of Glory Star.

In March 2020, we entered into a contract for marketing promotion services with Shenzhen Quandu Advertising Co. Ltd. (hereinafter referred to as “Quandu Advertising”) to expand the advertising market in South China to strive for more market share. According to the contract, we compensated Quandu Advertising for its services by issuing 125,000 ordinary shares valued at US$2.45 per share on March 13, 2020.

In March 2020, we entered into an agreement with Shenzhen Yijincheng Business Consulting Co., Ltd. (hereinafter referred to as “Yijincheng”) to assist in acquiring media and content assets and seeking partners. According to the contract, we compensated Yijincheng for its services hereunder by issuing 200,000 ordinary shares valued at US$2.45 per share on March 13, 2020.

Following the completion of the 2019 fiscal year, and in accordance with the terms of the Share Exchange Agreement, we determined that the 2019 earn out target were met and the Sellers are entitled to the 2019 Earn out Shares. On April 22, 2020, we issued an additional 5,000,000 of our ordinary shares as the 2019 Earn out Shares to the Sellers pursuant to the terms of the Shares Exchange Agreement.

On May 13,2020, we entered into a Consulting and Media Amplification Agreement with Consortium Management, LLC (hereinafter referred to as “Consortium”), pursuant to which we agreed to pay up to $300,000 in cash and issue 112,500 ordinary shares for the performance of certain services by Consortium for the Company. Consortium has received $180,000 in cash and the full 112,500 Shares for services rendered pursuant to the Consulting Agreement. We issued to Consortium another 20,000 ordinary shares on October 16, 2020 for settlement payment.

On September 15,2020, we entered into a Consultation Agreement with Fortune Path Limited, a British Virgin Islands registered company and issued 100,000 ordinary shares to Xingxian Li, the person designated by Fortune Path Limited, pursuant to the terms and conditions of the Consultation Agreement. The 100,000 ordinary shares to be issued to the designated Holder of Fortune Path Limited under the Consultation Agreement, valued at $3.12, the closing price of the our ordinary shares on September 15, 2020.

In October 2020, we entered into a subscription agreement with Hong Kong Duoku Limited (“Duoku”), pursuant to which we will issue 193,986 of our ordinary shares at $10.31 per share to Duoku. On November 17, 2020, we have completed such issuance of 193,986 ordinary shares at a purchase price of $10.31 per share.

On February 14, 2020, we entered into an amended and restated promissory note with the Sponsor (the “Amended Sponsor Note”) to extend the maturity date from the closing of the Business Combination to a date that is one year from the closing of the Business Combination. In addition, under the Amended Sponsor Note, TKK granted the Sponsor the right to convert the current outstanding balance of $1.4 million under the Amended Sponsor Note to our ordinary shares at the conversion price equal to the volume-weighted average price of our ordinary shares on Nasdaq or such other securities exchange or securities market on which our ordinary shares are then listed or quoted, for the ten trading days prior to such conversion date; provided, however, the conversion price shall not be less than $5.00. On February 14, 2021, which is the maturity date of the Amended Sponsor Note, the Amended Sponsor Note automatically converted into 280,000 of our ordinary shares at a conversion price of $5.00 per share.

Following the completion of the 2020 fiscal year, and in accordance with the terms of the Share Exchange Agreement, we determined that the 2020 earn out target were met and the Sellers are entitled to the 2020 Earnout Shares. On April 28, 2021, we issued an additional 5,000,000 of our ordinary shares as the 2020 Earnout Shares to the Sellers pursuant to the terms of the Share Exchange Agreement.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits See Exhibit Index beginning on page II-7 and II-8 of this registration statement.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes that:

(1)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(2)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)	For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in an offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beijing, People’s Republic of China, on June 1, 2021.

Glory Star New Media Group Holdings Limited

By:	/s/ Bing Zhang
Name:	Bing Zhang
Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Perry Lu
Name:	Perry Lu
Chief Financial Officer
(Principal Financial Officer and
Principal Accounting Officer)

SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Bing Zhang and Mr. Perry Lu, and each of them, as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement on Form F-1 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as each such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bing Zhang	Director, Chairman and Chief Executive Officer	June 1, 2021
Bing Zhang	(Principal Executive Officer)

/s/ Perry Lu	Chief Financial Officer	June 1, 2021
Perry Lu	(Principal Financial and Accounting Officer)

/s/ Jia Lu	Director	June 1, 2021
Jia Lu

/s/ Ke Chen	Director	June 1, 2021
Ke Chen

/s/ Ming Shu Leong	Director	June 1, 2021
Ming Shu Leong

/s/ Yong Li	Director	June 1, 2021
Yong Li

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Glory Star New Media Group Holdings Limited, has signed this registration statement on June 1, 2021.

By:	/s/ Colleen A. De Vries
Colleen A. De Vries
Senior Vice-President, on behalf of Cogency Global Inc.

Index to Exhibits

EXHIBIT INDEX

Exhibit No.	Description
1.1	Second Amended and Restated Memorandum of Association (incorporated by reference to Exhibit 3.1 to the Form 8-K filed with the Commission on February 21, 2020)
1.2	Certificate of Incorporation on Change of Name (incorporated by reference to Exhibit 3.2 to the Form 8-K filed with the Commission on February 21, 2020).
2.1	Specimen Ordinary Share Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Form 10-K filed with the Commission on March 31, 2020)
2.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Company’s Form S-1/A, filed with the Commission on August 6, 2018)
2.3	Warrant Agreement, dated August 15, 2018 by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to Form 8-K, filed with the Commission on August 21, 2018)
4.1	Promissory Note, dated March 31, 2018 (incorporated by reference to Exhibit 10.7 to the Company’s Form S-1, filed with the Commission on July 30, 2018)
4.2	Offer To Purchase for Cash by TKK Symphony Acquisition Corporation (incorporation by reference to Exhibit 99.1.(a)(1)(D) to Schedule TO, as amended, filed with the Commission on February 19, 2020)
4.3	Registration Rights Agreement, dated August 15, 2018, by and among the Company, Symphony and the holders party thereto (incorporated by reference to Exhibit 10.2 to Form 8-K, filed with the Commission on August 21, 2018)
4.4	Share Escrow Agreement, dated August 15, 2018, by and among the Company, the holders party thereto and Continental Stock Transfer & Trust Company, as escrow agent (incorporated by reference to Exhibit 10.3 to Form 8-K, filed with the Commission on August 21, 2018)
4.5	Securities Subscription Agreement, dated March 31, 2018, by and between the Registrant and TKK Symphony Sponsor 1 (incorporated by reference to Exhibit 10.5 to the Company’s Form S-1, filed with the Commission on July 30, 2018)
4.6	Warrant Subscription Agreement, dated August 15, 2018, by and between the Company and Giant Fortune International Limited (incorporated by reference to Exhibit 10.4 to Form 8-K, filed with the Commission on August 21, 2018)
4.7	Letter Agreement, dated August 15, 2018, by and between the Company and the Sponsor (incorporated by reference to Exhibit 10.5 to Form 8-K, filed with the Commission on August 21, 2018)
4.8	Letter Agreement, dated August 15, 2018, by and between the Company and TKK Capital Holding (incorporated by reference to Exhibit 10.6 to Form 8-K, filed with the Commission on August 21, 2018)
4.9	Letter Agreement, dated August 15, 2018, by and among the Company, Sing Wang, Ian Lee, Ronald Issen, Joanne Ng, James Hemowitz, Stephen Markschied, Zhe Zhang, Huang Po Wan and Tham Kit Wan (incorporated by reference to Exhibit 10.7 to Form 8-K, filed with the Commission on August 21, 2018)
4.10	Share Exchange Agreement, dated as of September 6, 2019 (incorporation by reference to Exhibit 10.1 to Form 8-K filed with Commission on September 12, 2019)
4.11	Registration Rights Agreement dated as of September 6, 2019 (incorporation by reference to Exhibit 10.2 to Form 8-K filed with the Commission on September 12, 2019)
4.12	Form of Lock-Up Agreement dated September 6, 2019 (incorporation by reference to Exhibit 10.3 to Form 8-K filed with the Commission on September 12, 2019)
4.13	Form of Non-Competition Agreement dated September 6, 2019 (incorporation by reference to Exhibit 10.4 to Form 8-K filed with the Commission on September 12, 2019)
4.14	Business Combination Marketing Agreement Fee Amendment, dated February 14, 2020, with EarlyBirdCapital, Inc. (incorporated by reference to Exhibit 10.6 to Form 8-K, filed with the Commission on February 21, 2020)
4.15	Promissory Note, dated February 14, 2020, with EarlyBirdCapital, Inc. (incorporated by reference to Exhibit 10.7 to Form 8-K, filed with the Commission on February 21, 2020).

4.16	Amended and Restated Promissory Note, dated February 14, 2020, with TKK Symphony Sponsor 1 (incorporated by reference to Exhibit 4.16 to Form 20-F, filed with the Commission on March 29, 2021)
4.17	Technical Service Contract, dated January 2019, by and between Leshare Star (Beijing) Technology Co., Ltd. and Beijing Xiaomi [Little Bee] Technology Co., Ltd. (incorporated by reference to Exhibit 10.9 to Form 8-K, filed with the Commission on February 21, 2020)
4.18	Annual Framework Contract for Video Production, dated October 31, 2019, by and between Guangxi JD Xinjie E-commerce Co., Ltd. and Leshare Star (Beijing) Technology Co., Ltd. (incorporated by reference to Exhibit 10.10 to Form 8-K, filed with the Commission on February 21, 2020)
4.19	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.9 to Form S-1/A, filed with the Commission on August 6, 2018)
4.20	2019 Equity Incentive Plan (incorporated by reference to Exhibit 10.20 to Form 10-K, filed with the Commission on March 31, 2020)
4.21	Form of Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.2 to Form 8-K, filed with the Commission on March 17, 2020)
4.22	Form of Independent Director Agreement (incorporated by reference to Exhibit 10.1 to Form 8-K, filed with the Commission on March 17, 2020)
4.23	Form of Employment Agreement (incorporated by reference to Exhibit 10.22 to Form 10-K, filed with the Commission on March 31, 2020)
4.24	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.1 to Form 8-K, filed with the Commission on April 23, 2020)
4.25	Form of Restricted Stock Bonus Grant Notice and Agreement under the 2019 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to Form 8-K, filed with the Commission on June 1, 2020)
4.26	Amendment No. 1 to the Glory Star New Media Group Holdings Limited 2019 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to Form 6-K, filed with the Commission on June 1, 2020)
4.27	Amendment to the Share Exchange Agreement, dated December 29, 2020 (incorporated by reference to Exhibit 99.1 to Form 6-K, filed with the Commission on December 30, 2020)
4.28	Underwriting Agreement dated February 22, 2021, by and between Glory Star New Media Group Holdings Limited and Univest Securities LLC, as representative of the several underwriters (incorporated by reference to Exhibit 1.1 to Form 6-K filed with the Commission on February 23, 2021)
4.29	Form of Warrant (incorporated by reference to Exhibit 4.1 to Form 6-K filed with the Commission on February 23, 2021)
4.30	Form of Underwriter Warrant (incorporated by reference to Exhibit 4.1 to Form 6-K filed with the Commission on February 23, 2021)
5.1*	Opinion of Maples and Calder (Cayman) LLP, Cayman Islands counsel to the Company
23.1*	Consent of Friedman LLP
23.2	Consent of Maples and Calder (Cayman) LLP, Cayman Islands counsel to the Company (included in Exhibit 5.1)*
24.1	Power of Attorney (included on signature page hereof)

*	Filed herewith.